Exhibit 99.1

Contact:	Michael G. Webb
Chief Financial Officer
(901) 367-0888 Ext. 1226
BACK YARD BURGERS STOCKHOLDERS APPROVE MERGER
MEMPHIS, Tennessee (August 3, 2007) — Back Yard Burgers, Inc. (NASDAQ:BYBI) announced that its stockholders, at a special meeting held today, voted to adopt the previously announced merger agreement providing for the acquisition of Back Yard Burgers by BBAC, LLC in a transaction valued at approximately $38 million, including debt to be repaid by BBAC. Under the terms of the merger agreement, the holders of Back Yard Burgers common stock and preferred stock will receive $6.50 per share in cash for their shares. Subject to the completion by BBAC of its financing package and satisfaction of certain other conditions, the transaction is expected to close in August 2007.
About Back Yard Burgers
Back Yard Burgers operates and franchises quick-service restaurants in 20 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.
Forward-looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Back Yard Burgers intends these forward-looking statements to be covered by the safe harbor provisions established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations as to the completion of the merger and the other transactions contemplated by the merger agreement. Back Yard Burgers cannot guarantee that the merger will be completed because the transaction involves various risks and uncertainties that cannot be predicted or quantified. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): the occurrence of any event, change or other circumstances that could give
1657 North Shelby Oaks Drive, Suite 105 Memphis, TN 38134 | Phone 901 367 0888 | Fax 901 367 0999 | www.backyardburgers.com | Nasdaq Symbol BYBI
4833-9024-4865.1

rise to the termination of the merger agreement with BBAC, LLC and BBAC Merger Sub, Inc.; the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to satisfy the conditions to completion of the merger, including the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations; the potential difficulties in employee retention as a result of the merger; and the impact of the indebtedness to be incurred to finance the consummation of the merger.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Back Yard Burgers disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.
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1657 North Shelby Oaks Drive, Suite 105 Memphis, TN 38134 | Phone 901 367 0888 | Fax 901 367 0999 | www.backyardburgers.com | Nasdaq Symbol BYBI
4833-9024-4865.1